Exhibit 99.1

       IMMUNICON TO REVIEW SCIENTIFIC PUBLICATIONS AND HIGHLIGHTS OF 2004

     HUNTINGDON VALLEY, Pa., Jan. 14 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that it has scheduled an investor conference call on Tuesday, January 18, 2005 at 9 a.m. ET to review key scientific and technical achievements in 2004. Leon Terstappen, M.D., Ph.D., Immunicon's Senior Vice President of Research and Development and Chief Scientific Officer, will lead the discussion.

     A live audio webcast of the call will be available online at the Company's corporate web site at http://www.immunicon.com. Participants are urged to log on to the site several minutes before the call to download and install any necessary audio software. The dial-in number for domestic U.S. listeners is 800-810-0924; international callers may dial 913-981-4900. The conference reservation number is 4600948. After the call, an audio webcast will be available on Immunicon's Web site through February 17, 2005. A dial-in replay of the call will also be maintained through January 20, 2005 by dialing 719-457-0820 or 888-203-1112 and entering conference reservation number 4600948.

     "2004 was a year of substantial progress for Immunicon from both a business and scientific perspective," commented Edward L. Erickson, Immunicon's Chairman, President and Chief Executive Officer. "Among the most notable accomplishments were the presentation of our data in metastatic breast cancer at the June 2004 American Society of Clinical Oncology's annual meeting and publication of these data and related data in the New England Journal of Medicine in August 2004."

     "I congratulate our collaborators, scientific advisors, principal investigators and Immunicon's scientific and technical staff on the extraordinary recognition of their work that has been presented at important medical and scientific conferences and published in prestigious journals," said Dr. Terstappen. "I look forward to reviewing these substantial achievements with Immunicon's investors and others interested in our technology and products."

     A brief summary of the key scientific publications and presentations of 2004 is provided below:

     Breast Cancer

     * On June 5, 2004, Daniel F. Hayes, MD, Director of the Breast Cancer Clinic at the University of Michigan Comprehensive Cancer Center, gave a presentation at the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO) in New Orleans entitled "Detection of Circulating Tumor Cells Predicts Rapid Progression in Metastatic Breast
        Cancer: Results of a Prospective Clinical Trial." The presentation was based on data from Immunicon's clinical trial for management of metastatic breast cancer. Dr. Hayes noted that the number of circulating tumor cells (CTCs) at both baseline and 3-to-4 weeks after initiation of therapy correlates with overall survival and progression- free survival. He also noted that elevated CTC levels after initiation of therapy may indicate the patient is on futile therapy.

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     *  The New England Journal of Medicine (NEJM) published in its August 19,
        2004 issue the results of a prospective study sponsored by Immunicon showing that the number of CTCs in 7.5 mL of blood taken from women with metastatic breast cancer predicts progression-free and overall survival. This significant finding received extensive media coverage including separate pieces in the August 19 issue of The Wall Street Journal and the August 18 ABC broadcast of World News Tonight.

     * At the San Antonio Breast Cancer Symposium (SABCS) in December 2004, Immunicon collaborators presented three abstracts based on additional data and analysis from 177 metastatic breast cancer patients in the Company's pivotal study:

          - "CTCs Are a Reliable Predictor of Progression Free Survival and Overall Survival During Therapy of Patients with Metastatic Breast Cancer." CTCs appear to provide an early, reliable indication of disease progression and survival for patients on systemic therapy for metastatic breast cancer. Of particular interest was the finding that elevated CTCs at any time during therapy appears to be a harbinger of progression.

          - "Detection of CTCs Is a Prognostic Factor in First-Line Metastatic Breast Cancer (MBC)." The data demonstrated that the detection of CTCs in MBC is highly predictive of prognosis. The authors suggested that future prospective clinical trials should be executed to validate this technology for use in risk stratification of patients.

          - "Correlation of Changes in CTCs and Radiographic Response to Treatment in Patients with Metastatic Breast Cancer." Evaluation of CTCs after 4 weeks of therapy was a stronger predictor of overall survival than radiographic evaluation after 10 weeks of therapy in patients with metastatic breast cancer.

     * In addition to the paper published in NEJM, the following papers appeared in prestigious journals:

          - "Circulating Tumor Cells in Patients with Breast Cancer Dormancy" was published in Clinical Cancer Research in December 2004.

          - "HER-2 Gene Amplification can be acquired as breast cancer progresses" was published in the Proceedings of the National Academy of Sciences in December 2004.

     Prostate Cancer

     * At the American Association for Cancer Research (AACR) 2004 Annual Meeting in Orlando, Florida, data were presented from a research study that assessed the possible relationship between CTCs and survival in prostate cancer patients. The abstract, entitled "Circulating Tumor Cells Predict Survival in Patients with Metastatic Prostate Cancer," showed that patients with 5 or more CTCs in 7.5 mL of blood had a statistically significant decreased median survival versus those with fewer than 5 CTCs. Additionally, CTCs appear to be a better predictor of such outcome versus prostate specific antigen, or PSA.

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     *  The paper entitled "Apoptosis of Circulating Tumor Cells in Prostate
        Cancer Patients" appeared in the November 2004 issue of Cytometry. This paper showed that CTCs undergo apoptosis (cell death) to various extents which may provide relevant information to evaluate treatment response in cancer patients.

     Other Cancer Related Achievements

     * "Multigene Reverse Transcription-PCR Profiling of Circulating Tumor Cells in Hormone-Refractory Prostate Cancer was published in the May 2004 issue of Clinical Chemistry." The paper shows the ability to perform gene expression profiling on CTCs. Such profiling may be useful in the future as a means of determining appropriate and highly specific therapies in cancer patients and identifying interesting therapeutic targets for new drugs.

     * "Tumor Cells Circulate in the Peripheral Blood of all Major Carcinomas but not in Healthy Subjects or Patients with Nonmalignant Diseases" was published in the October 15, 2004 issue of Clinical Cancer Research. The data were also presented at the ASCO Annual Meeting in June 2004 and demonstrate that CTCs are not routinely found in healthy individuals or patients with benign lesions in a 7.5 mL blood sample, but are often present in patients with metastasis of all major carcinomas.

     * "Expression of Epithelial Cell Adhesion Molecule [EpCAM] in Carcinoma Cells Present in Blood and Primary and Metastatic Tumors" was presented at the ASCO Annual Meeting in June 2004. These data support use of the EpCAM antibody coupled to Immunicon's proprietary ferrofluids to "tag" and select carcinoma cells in a blood sample. EpCAM is expressed in cells of a wide range of solid tumor cancers.

     * "Use of an Automated System to Enumerate Circulating Endothelial Cells in Normal Donors and Metastatic Cancer Patients" was presented at a closed scientific meeting last summer. The data underlying this abstract demonstrated the ability to use Immunicon's proprietary technologies to process and analyze blood samples for circulating endothelial cells
        (CECs). The data also suggested that CECs are elevated in a variety of cancer patients versus CECs in healthy subjects.

     Technology/Other Application Areas

     * At the 2004 International Society for Analytical Cytology Meeting in May in Montpellier, France, five technical abstracts were presented highlighting various aspects of Immunicon's technology:

          -    "EasyCount, A Simple Cell Enumeration System"

          - "CellTracks(R) AutoPrep: An Automated Sample Processor for Immuno-Magnetic Enrichment and Fluorescent Labeling of Circulating Tumor Cells (CTCs)"

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          -    "Time Delay Integration, A Fast and Simple Imaging Method in
               CellTracks"

          - "CellSave(R): A Blood Collection Tube for the Preservation of Circulating Tumor Cells (CTCs) and Lymphocyte Subsets"

          - "Standardization of Circulating Endothelial Cell Enumeration In Whole Blood"

     Immunicon Corporation

     Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research, and may have application in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

     The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex, LLC; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission. "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. "CellSpotter" and "CellTracks" are registered

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trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon
Corporation. "CellSearch" is a trademark of Johnson & Johnson. ALL RIGHTS RESERVED.

     Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     Greg Tiberend (media) 646-536-7005
     gtiberend@theruthgroup.com
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             01/14/2005
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon Corporation, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; Investors-Media: Greg Tiberend (media), +1-646-536-7005, gtiberend@theruthgroup.com, or John Quirk (investors), +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation/
    /Web site:  http://www.immunicon.com/